PROMISSORY NOTE

White Plains, New York

June 11, 2001

         For value received, USE Canada Acquisition Corp., a Canadian federal corporation (the "Borrower"), promises to pay to the order of Trigen-Canada Company LLC the amount of Twenty-Four Million Canadian Dollars (C.$ 24,000,000 ) no later than December 11, 2001. The Borrower promises to pay interest on the unpaid principal amount at the annual interest rate of six-and one-half percent (6.5%) from the period commencing on the date first above written until the entire principal amount is paid in full. Interest payments shall be payable monthly in arrears and shall be due on the first day of each month following the month in which they accrued. All such payments of principal and interest shall be made in lawful money of Canda by wire transfer to Trigen-Canada Company LLC's bank account to be advised by Trigen-Canada Company LLC.

          The Borrower may prepay this Promissory Note at any time without penalty.

          Section 9.10 of the Stock Purchase Agreement by and between Borrower and Trigen-Canada Company LLC of even date herewith (the "Agreement") shall be applicable to this Promissory Note. Borrower's obligations inder this Promissory Note are secured by a pledge of the Seller Shares as defined in the Agreement and guaranteed by the Guaranty of AJG Financial Services Inc. of even date herewith.

         This Promissory Note shall be non-recourse to US Energy Systems Inc. or any of its affiliates, except Borrower and AJG Financial Services Inc..

         Interest payments under this Promissory Note shall be subject to any withholding required under applicable Canadian tax laws.

USE CANADA ACQUISITION CORP.

By    /s/ Goran Mornhed
     ---------------------------
Name:     Goran Mornhed
Title:    President

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